Exhibit 99.1

MESABI TRUST PRESS RELEASE

New York, New York

October 19, 2015

On October 16, 2015, the Trustees of Mesabi Trust (NYSE: MSB) were informed by Cliffs Natural Resources Inc. (“Cliffs”), the parent company of Northshore Mining Company (“Northshore”), that the quarterly royalty report for shipments of iron ore products from Silver Bay, Minnesota during Northshore’s  quarter ended  September 30, 2015 will not be provided to Mesabi Trust until the end of October 2015. Because NYSE rules  require 10 days advance notice of a record date for declarations of distributions, and the governing Agreement of Trust fixes a record date of October 30th,  the Trustees are unable to consider the declaration of a distribution using anticipated royalty revenues earned during the quarter ended September 30, 2015. Accordingly, no distribution will be paid in November 2015.

Under the original written royalty agreement between Northshore and Mesabi Trust, the quarterly royalty reports, and related quarterly royalty payments, for shipments of iron ore products payable to Mesabi Trust are due on the 30th day of the month following each calendar quarter end. Cliffs, on behalf of Northshore, historically has provided Mesabi Trust with Northshore’s quarterly royalty reports prior to the 15th day of the month following each calendar quarter end.

Neither Cliffs nor Northshore has advised Mesabi Trust whether or not it will furnish future quarterly royalty reports on a timeline that will permit the Trustees to consider declarations of distributions from royalty revenues anticipated to be received by the 30th day of the month following the calendar quarter end.

The Trustees of Mesabi Trust anticipate issuing a press release following their receipt and review of the quarterly royalty report in order to disclose royalty information.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
(904) 271-2520